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                                                                  EXHIBIT 10.15





                               APACHE CORPORATION
                     DIRECTORS' DEFERRED COMPENSATION PLAN

                   As Amended and Restated September 14, 1994



                                    PURPOSE

The Directors' Deferred Compensation Plan (the "Plan") is designed to provide a means for the optional deferral of compensation otherwise payable to individual directors who are not employees of Apache Corporation ("Apache").


                                PLAN PROVISIONS

1. An individual director may elect to participate in the Plan and defer all or any portion of the directors fees ("Deferred Compensation") which may become payable to the participating director with respect to services as a director during any calendar year (the "year") by the execution of a Directors' Deferred Compensation Agreement between the participating director and Apache ("Agreement"). Directors fees shall include retainer fees and board and committee meeting attendance fees, but shall not include any expense reimbursement or any award under Apache's Equity Compensation Plan for Non-Employee Directors.

2. An Agreement must be executed by the participating director on or before December 31 of the year prior to the year for which Deferred Compensation is elected. Once executed, an Agreement shall be irrevocable with respect to the year made and shall remain in effect and be deemed a like election for Deferred Compensation with respect to all years subsequent to such year until the Agreement is terminated or amended. Any termination shall be made in writing and provided to Apache's Corporate Secretary on or before December 31 of the year prior to the year for which the termination is to be effective. A participating director may amend his election for Deferred Compensation by executing a new Agreement, which shall supersede any previous Agreement. Any new Agreement must be executed by the participating director and provided to Apache's Corporate Secretary on or before December 31 of the year prior to the year for which the amended election is to be effective.

3. In the event an Agreement is terminated, the participating director's Deferred Compensation will be retained in the Plan and paid only in accordance with the provisions of such Agreement.

4. Apache will maintain a separate Deferred Compensation memorandum account for each participating director. The amounts of Deferred Compensation, plus interest accrued on such amounts at the annual rate earned by Apache's short-term marketable securities portfolio, will be accumulated in each memorandum account.




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5.      All Deferred Compensation and interest accumulated in a participating director's memorandum account will be classified in the same category as other unsecured creditors and accounts payable of Apache, and neither the participating director nor his beneficiary or estate shall have any property interest whatsoever in any specific assets of Apache.

6. Upon retirement as a director of Apache, termination as a director of Apache under other circumstances, or on a date specifically designated in the applicable Agreement, the balance of the participating director's memorandum account described in Section 4 above will be paid (a) in a lump sum, or (b) in annual installments over a ten-year period (or some certain shorter period as designated in the participating director's Agreement) beginning with the first business day of the calendar year immediately following the participating director's retirement or other termination, or with the date specifically designated in the applicable Agreement.

        The rate of interest defined in Section 4 above will continue to be accrued on the remaining balances and accumulated in the participating director's memorandum account during any installment payment periods.

7. The right of the participating director or any other person to receive payments under the Plan shall not be assigned, transferred, pledged or encumbered, except by will or by the laws of descent and distribution. Upon the death of a participating director, any balance remaining in the participating director's memorandum account at the time of his death will be paid in a lump sum to his designated beneficiary or, if there is no designated beneficiary, to his estate as soon as administratively practicable after the participating director's death.

8. The Plan may be amended from time to time by vote of the board of directors of Apache. However, no such Plan amendment may change a participating director's irrevocable election as provided in Section 2 above, increase the amounts payable to a participating director under the Plan, or impair any rights to amounts accumulated in the memorandum account of a participating director.

9. The Plan is to be binding upon Apache and upon its successors and assigns. The Plan shall continue in effect from year to year unless and until revoked by the board of directors of Apache. Any such revocation shall operate only prospectively and shall not affect the rights and obligations under elections previously made.

10. Except when otherwise indicated by the context, the definition of any term herein in the singular shall also include the plural, and the masculine gender shall also include the feminine gender.

11. The Plan and all Agreements hereunder shall be construed in accordance with and governed by the laws of the State of Texas.




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